Exhibit 99.1

For further information, contact:
Sukhi Nagesh	Daniel Yoo
Investor Relations	Media Relations
408-222-8373	408-222-2187
sukhi@marvell.com	yoo@marvell.com

Marvell Technology Group Ltd. Provides Fourth Fiscal Quarter Update

Santa Clara, California (January 27, 2012) — Marvell (NASDAQ: MRVL), a global leader in integrated silicon solutions, today updated its financial outlook for the fourth quarter of fiscal 2012, ending January 28, 2012.

Marvell now expects net revenue for the fourth quarter of fiscal 2012 to be in the range of $735 million to $745 million, compared with prior outlook of between $775 million to $825 million.

“The supply of disk drives started to recover in our fourth fiscal quarter, but later than we had originally anticipated. Our SSD revenues grew more than expected but not enough to offset the impact of the Thailand floods on our HDD volumes,” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer. “In addition, we experienced year-end demand softness at our mobile and wireless customers, particularly in China. We believe these effects are near term only, and should not impact our results in the new fiscal year.”

No conference call will be held in conjunction with this business update. Marvell will conduct a conference call following the release of its fourth fiscal quarter and fiscal year 2012 financial results on Thursday, February 23, 2012.

About Marvell

Marvell is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure, including enterprise, metro, home and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including statements concerning Marvell’s expectations with respect to net revenue for the fourth quarter ending January 28, 2012; and impact of flooding in Thailand and demand softness in mobile and wireless on its results in the new fiscal year. These statements are not guarantees of results and should not be considered as an indication of future performance. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties, including, among others, Marvell’s reliance on a few customers for a significant portion of its revenue; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner; the impact of the recent flooding in Thailand; uncertainty in the worldwide economic environment; seasonality in sales of consumer devices in which our products are incorporated; Marvell’s ability to compete in an intensely competitive industry; Marvell’s ability to recruit and retain skilled personnel; and other risks detailed in Marvell’s SEC filings from time to time. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended October 27, 2011, as filed with the SEC and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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